Exhibit 99.1

La Jolla to Reassess Continued Development of LJPC-401 Based on Recent Clinical Results

SAN DIEGO, CA - November 25, 2019 - La Jolla Pharmaceutical Company (Nasdaq: LJPC), a leader in the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases, today announced that it will reassess continued development of LJPC-401 (synthetic human hepcidin) based on recent mixed clinical results.

The Company plans to discontinue Study LJ401-BT01 due to lack of efficacy. Study LJ401-BT01 is a pivotal, multinational, multicenter, randomized, controlled study with a target enrollment of approximately 100 patients that is designed to evaluate the safety and efficacy of LJPC-401 as a treatment for iron overload in beta thalassemia (BT) patients who, despite chelation therapy, have cardiac iron levels above normal. The primary endpoint of this study is the change in cardiac iron levels, as measured by cardiac T2* magnetic resonance imaging (MRI), from baseline to 6 months following treatment. The Company recently conducted an interim analysis that included approximately one-half of the target-enrolled patients. There were no significant differences in the primary endpoint or key secondary endpoints between patients on the treatment arm and patients on the control arm.

Topline results of Study LJ401-HH01 are also now available. Study LJ401-HH01 is a multinational, multicenter, randomized, placebo-controlled, double-blind, Phase 2 study with a target enrollment of approximately 60 patients that is designed to evaluate the safety and efficacy of LJPC-401 as a treatment for patients with hereditary hemochromatosis (HH). Topline results from this study are consistent with the interim results reported in June 2019. The change in TSAT from baseline to the end of treatment (16 weeks), the primary efficacy endpoint of the study, was statistically significant: LJPC-401-treated patients had a mean reduction in TSAT of 33% compared to placebo-treated patients who had a mean reduction of 3% (p<0.0001). The requirement for and frequency of phlebotomy procedures, a key secondary endpoint of the study, was statistically significant: LJPC-401-treated patients had 0.10 phlebotomies per month compared to placebo-treated patients who had 0.50 phlebotomies per month (p<0.0001). LJPC-401 was well tolerated. The most frequent treatment-emergent adverse events (TEAEs) were injection site reactions (ISRs), which occurred in 79% of LJPC-401-treated patients compared to 6% of placebo-treated patients. The ISRs were all mild or moderate in severity, and no ISRs resulted in treatment discontinuation.

The Company expects to re-evaluate its current operating plan in light of the mixed results of these studies and to make adjustments as appropriate to manage the Company’s available cash resources. The Company’s near-term focus is to: (1) maximize sales of GIAPREZA™ (angiotensin II) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock in the U.S., where it was launched by La Jolla in the first quarter of 2018; (2) maximize the value of GIAPREZA for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies in Europe, where it was approved by the European Commission in August 2019; and (3) seek U.S. Food and Drug Administration (FDA) approval of LJPC-0118 (artesunate) for the treatment of severe malaria, for which the Company recently submitted a New Drug Application.

About LJPC-401

LJPC‑401 (synthetic human hepcidin) is La Jolla’s investigational product for the potential treatment of conditions characterized by iron overload. Hepcidin, an endogenous peptide hormone, is the body’s naturally occurring regulator of iron absorption and distribution. In healthy individuals, hepcidin prevents excessive iron accumulation in vital organs, such as the liver and heart, where it can cause significant damage and even result in death. La Jolla has been developing LJPC-401 for the potential treatment of iron overload, which occurs as a result of primary iron overload diseases such as hereditary hemochromatosis (HH), or secondary iron overload diseases such as beta thalassemia (BT), sickle cell disease (SCD), myelodysplastic syndrome (MDS) and polycythemia vera.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-

threatening diseases. In December 2017, GIAPREZA™ (angiotensin II) was approved by the U.S. Food and Drug Administration (FDA) as a vasoconstrictor indicated to increase blood pressure in adults with septic or other distributive shock. In August 2019, GIAPREZA was approved by the European Commission (EC) for the treatment of refractory hypotension in adults with septic or other distributive shock who remain hypotensive despite adequate volume restitution and application of catecholamines and other available vasopressor therapies. LJPC-0118 (artesunate) is La Jolla’s investigational product for the treatment of severe malaria. LJPC-401 (synthetic human hepcidin) is La Jolla’s investigational product for the potential treatment of conditions characterized by iron overload. For more information, please visit www.ljpc.com.

Forward-looking Statements

This press release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. We caution investors that forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and involve substantial risks and uncertainties that could cause the actual outcomes to differ materially from what we currently expect. These risks and uncertainties include, but are not limited to, those associated with: GIAPREZA™ (angiotensin II) sales; cash used in operating activities; regulatory actions relating to La Jolla’s products by the U.S. Food and Drug Administration, European Medicines Agency and/or other regulatory authorities; the outcomes of clinical studies of La Jolla’s products; and other risks and uncertainties identified in our filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release apply only as of the date made, and we undertake no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Company Contacts

Sandra Vedrick
Senior Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264 Ext: 1040
Email: dmulroy@ljpc.com